1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Patrick E. Beans
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FOURTH QUARTER AND YEAR-END 2009 RESULTS

Growth Rates Shows Material Improvement

LINCOLN, Nebraska (February 9, 2010) — National Research Corporation (NASDAQ:NRCI) today announced results for the fourth quarter and year-end 2009.

•	Quarterly revenue $13.8 million up 14%
•	Quarterly net income $2.2 million up 18%
•	Quarterly earnings per share $0.33 up 18%
•	Year-end revenue $57.7 million; net income $8.5 million; diluted earnings per share $1.26
•	Year-to-date growth: revenue up 13%, net income up 14%, diluted earnings per share up 16%, EBITDA up 20%

Commenting on the fourth quarter results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “Growth rates improved materially in the fourth quarter which contributed to a more positive year-end than anticipated.  Most encouraging was the fact that we registered net new contracts at NRC Picker for the quarter 150% greater than the first three quarters combined.”

Revenue for the quarter ended December 31, 2009, increased 14% to $13.8 million, compared to $12.2 million for the same period in 2008.  Net income for the fourth quarter was $2.2 million, or $0.34 basic and $0.33 diluted earnings per share, compared with net income of $1.9 million, or $0.29 basic and $0.28 diluted earnings per share, in the prior year period.  Operating income increased 12% to $3.3 million for the quarter ended December 31, 2009, compared to $3.0 million for the same period in 2008.

Revenue for the year ended December 31, 2009, was $57.7 million, compared to $51.0 million for the same period in 2008, an increase of 13%.  Net income for the year ended December 31, 2009, increased 14% to $8.5 million, resulting in $1.28 basic and $1.26 diluted earnings per share, up 15% and 16%, respectfully over the same period in 2008.

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NRCI Announces 2009 Fourth Quarter and Year End Results

February 9, 2010

In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “NRC Picker, which represented 44% of 2009 revenue, materially constrained our consolidated performance for the year.  Now, with improving sales, I look forward to positive contributions from that part of our business.”

NATIONAL RESEARCH CORPORATION
Reconciliation of Consolidated Net Earnings to Consolidated EBITDA (Unaudited)
(In thousands)

	Year Ended
	December 31,
	2009	2008

Net income	$8,491	$7,445
Provision for income taxes	4,626	4,538
Total other (income) expense	580	6
Depreciation and amortization	3,831	2,685
EBITDA	$17,528	$14,674

We define EBITDA as net income excluding provision for income taxes, total other (income) expenses (which is primarily interest expense, interest income and changes in foreign currency exchange rates), depreciation and amortization.  EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States.  EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

A listen-only simulcast of National Research Corporation’s 2009 fourth quarter and year-end conference call will be available online at www.earnings.com on February 10, 2010, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces 2009 Fourth Quarter and Year End Results

February 9, 2010

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue	$13,842	$12,189	$57,692	$51,013

Operating expenses:
Direct expenses	5,548	5,766	24,574	23,611
Selling, general and administrative	4,042	2,768	15,590	12,728
Depreciation and amortization	928	682	3,831	2,685
Total operating expenses	10,518	9,216	43,995	39,024

Operating income	3,324	2,973	13,697	11,989

Other income (expense):
Interest income	—	9	2	42
Interest expense	(90)	(21)	(405)	(139)
Other, net	(45)	82	(177)	91

Total other income (expense)	(135)	70	(580)	(6)

Income before income taxes	3,189	3,043	13,117	11,983
Provision for income taxes	951	1,148	4,626	4,538

Net income	$2,238	$1,895	$8,491	$7,445

Net income per share, basic	$0.34	$0.29	$1.28	$1.11
Net income per share, diluted	$0.33	$0.28	$1.26	$1.09

Weighted average shares outstanding:
Basic	6,639	6,642	6,637	6,685
Diluted	6,725	6,782	6,723	6,831

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NRCI Announces Fourth Quarter and Year-End 2009 Results

February 9, 2010

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Dec. 31,	Dec. 31,
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$2,512	$1,109
Accounts receivable, net	5,214	6,531
Income taxes recoverable	803	574
Other current assets	3,134	2,225
Total current assets	11,663	10,439

Net property and equipment	13,975	13,747
Other, net	46,861	47,959

Total Assets	$72,499	$72,145

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,446	$2,208
Deferred revenue	11,907	12,926
Accrued compensation	1,926	1,375
Notes payable	816	4,581
Total current liabilities	16,095	21,090

Non-current liabilities	12,233	12,457

Total Liabilities	28,328	33,547

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; issued 8,018,044 in 2009 and 8,019,922 in 2008; outstanding 6,662,111 in 2009 and 6,667,517 in 2008	8	8
Additional paid-in capital	27,871	27,217
Retained earnings	37,905	33,677
Accumulated other comprehensive income (loss)	769	(6)
Treasury stock	(22,382)	(22,298)
Total shareholders’ equity	44,171	38,598
Total liabilities and shareholders’ equity	$72,499	$72,145

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